8As filed with the Securities and Exchange Commission on October 15, 2018
Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CORMEDIX INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5894890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Connell Drive, Suite 5000
Berkeley Heights, New Jersey 07922
Telephone: (908) 517-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Khoso Baluch
Chief Executive Officer
CorMedix Inc.
400 Connell Drive, Suite 5000
Berkeley Heights, New Jersey 07922
Telephone:  (908) 517-9500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson, Esq.
Lorna A. Knick, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Telephone: (919) 781-4000
Fax (919) 781-4865

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” (as defined in Rule 12b-2 of the Act) (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	14,990,585	$1.50	$22,485,877.50	$2,725.29
_______________

(1)
Represents 14,990,585 shares of the registrant’s common stock underlying exercisable warrants. In addition, pursuant to Rule 416 under the Securities Act of 1933, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee under Rule 457(c) under the Securities Act, based on the average of the high and low prices reported on the NYSE American on October 10, 2018.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. No securities described in this prospectus may be sold nor may any offer to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 15, 2018

Prospectus

14,990,585 SHARES OF COMMON STOCK

This prospectus relates to the sale of an aggregate of 14,990,585 shares of our common stock, $0.001 par value per share, issuable upon the exercise of warrants held by the selling stockholders identified in this prospectus, including their transferees, pledgees, donees or successors. The selling stockholders may sell the common stock from time to time in public transactions or in privately negotiated transactions, without limitation, through any means described in the section hereof entitled “Plan of Distribution,” at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. We will not receive any proceeds from the sale of shares registered under this prospectus.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. We are paying the cost of registering the shares of our common stock covered by this prospectus as well as various other related expenses. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares of our common stock.

Our common stock trades on the NYSE American under the trading symbol “CRMD.” On October 10, 2018, the closing price of our common stock was $1.50 per share.

Investing in our securities involves a high degree of risk. These risks are described under the caption “Risk Factors” beginning on page 5 and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2018

TABLE OF CONTENTS

About this Prospectus	1
Special Note Regarding Forward-Looking Statements	2
Prospectus Summary	3
The Offering	4
Risk Factors	5
Use of Proceeds	5
Determination of Offering Price	5
Dilution	5
Selling Stockholders	6
Plan of Distribution	9
Dividend Policy	10
Description of Our Capital Stock	11
Certain Provisions of Delaware Law and of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws	18
Legal Matters	19
Experts	19
Where You Can Find Additional Information	19
Incorporation of Documents by Reference	19

Neutrolin® is our registered trademark and the CorMedix logo is our trademark. All other trade names, trademarks and service marks appearing in this prospectus or any prospectus supplement are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus or any prospectus supplement, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus or any prospectus supplement without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission or SEC. Under this registration statement, the selling stockholders may offer and resell, from time to time, up to 14,990,585 shares of our common stock that may be issued upon the exercise of warrants held by the selling stockholders. We will not receive any of the proceeds from these sales, except that upon any exercise of the warrants for cash, we will receive the exercise price of the warrants. We are paying certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any prospectus supplement that we may authorize to be provided to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement that we may authorize to be provided to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We urge you to carefully read this prospectus and any prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or the context otherwise requires, references to “CorMedix,” “the company,” “we,” “us,” or “our” refer to CorMedix Inc. and our subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus, any prospectus supplement and the documents we have filed with the SEC that are incorporated herein and therein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to: the cost, timing and results of CorMedix’s ongoing Phase 3 trial for Neutrolin® in the U.S.; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; the scope, cost and timing of the development program for Neutrolin®, including whether a second Phase 3 clinical trial is required; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s approved products and product candidates, including approval of Neutrolin in the U.S. by the U.S. Food and Drug Administration and marketing of Neutrolin in countries other than Europe; the risks associated with the launch of Neutrolin in new markets; CorMedix’s ability to maintain its listing on the NYSE American; CorMedix’s ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations: CorMedix’s dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. Please also see the discussion of risks and uncertainties under “Risk Factors” below and otherwise incorporated by reference herein, and in our most recent annual report on Form 10-K, as revised or supplemented by any of our subsequently filed quarterly reports on Form 10-Q, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus, any prospectus supplement or in any document incorporated herein or therein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus or any prospectus supplement or the date of the document incorporated by reference in this prospectus or any prospectus supplement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus and any prospectus supplement. Before you decide to invest in our securities, you should read the entire prospectus and any prospectus supplement carefully, including the risk factors and the financial statements and related notes set forth in and incorporated by reference in this prospectus and any prospectus supplement.

Overview

We are a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases.

Our primary focus is to develop our lead product candidate, Neutrolin®, for potential commercialization in the U.S. and other key markets. We have in-licensed the worldwide rights to develop and commercialize Neutrolin, which is a novel anti-infective solution (a formulation of taurolidine, citrate and heparin 1000 u/ml) under development in the U.S. for the reduction and prevention of catheter-related infections and thrombosis in patients requiring central venous catheters in clinical settings such as dialysis, critical/intensive care, and oncology. Infection and thrombosis represent key complications among dialysis, critical care/ intensive care and cancer patients with central venous catheters. These complications can lead to treatment delays and increased costs to the healthcare system when they occur due to hospitalizations, the need for IV antibiotic treatment, long-term anticoagulation therapy, removal/replacement of the central venous catheter, related treatment costs and increased mortality. We believe Neutrolin has the potential to address a significant unmet medical need and represents a significant market opportunity.

In July 2013, we received CE Mark approval for Neutrolin. In December 2013, we commercially launched Neutrolin in Germany for the prevention of catheter-related bloodstream infections and maintenance of catheter patency in hemodialysis patients using a tunneled, cuffed central venous catheter for vascular access.  To date, Neutrolin is registered and may be sold in certain European Union and Middle Eastern countries for such treatment. In April 2017, we entered into a commercial collaboration with Hemotech SAS covering France and French overseas territories.

We initiated our LOCK-IT 100 Phase 3 clinical trial in hemodialysis patients with a central venous catheter in December 2015. Two successful pivotal trials to demonstrate the safety and effectiveness of Neutrolin generally are required by the U.S. Food and Drug Administration, or FDA, to secure marketing approval in the United States.

In April 2017, a safety review by an independent Data Safety Monitoring Board, or DSMB, was completed. The DSMB unanimously concluded that it was safe to continue the LOCK-IT-100 clinical trial as designed based on its evaluation of data from the first 279 patients randomized into the trial. On July 25, 2018, we announced that the DSMB had completed its review of the interim analysis of the data from the LOCK-IT-100 study and, because the pre-specified level of statistical significance was reached and efficacy had been demonstrated, the DSMB recommended the study be terminated early.

We are sponsoring a pre-clinical research collaboration for the use of taurolidine as a possible combination treatment for rare orphan pediatric tumors. In February 2018, the FDA granted orphan drug designation to taurolidine for the treatment of neuroblastoma. We are seeking one or more strategic partners or other sources of capital to help us develop and commercialize taurolidine for the treatment of neuroblastoma.

We are also evaluating opportunities for the possible expansion of taurolidine as a platform compound for use in certain medical devices. Patent applications have been filed in wound closure, surgical meshes, wound management, and osteoarthritis, including visco-supplementation.   Based on initial feasibility work, we are advancing pre-clinical studies for taurolidine-infused surgical meshes, suture materials, and hydrogels. We will seek to establish development/commercial partnerships as these programs advance.

The FDA recently informed us that it regards taurolidine as a new chemical entity and therefore an unapproved drug. Consequently, there is no appropriate predicate device currently marketed in the U.S. on which a 510k approval process could be based. As a result, we will be required to submit a premarket approval application for marketing authorization for these indications. In the event that the New Drug Application for Neutrolin is approved by the FDA, the regulatory pathway can be revisited with the FDA.  Although there will presumably still be no appropriate predicate, de novo Class II designation can be proposed, based on a risk assessment and a reasonable assurance of safety and effectiveness.

In August 2017, we secured a research grant from the National Institutes of Health, or NIH, to expand our antimicrobial hydrogel medical device program.  In addition to our ongoing development of taurolidine-incorporated hydrogels to reduce infections in common burns, this funding will be applied toward the development of an advanced hydrogel formulation that is designed to reduce the risk of potentially life-threatening infection and promote healing of more severe burn injuries, for which there is significant need.

Corporate History and Information

              We were organized as a Delaware corporation on July 28, 2006 under the name “Picton Holding Company, Inc.” and we changed our corporate name to “CorMedix Inc.” on January 18, 2007. Our operations to date have been primarily limited to conducting clinical trials and establishing manufacturing for our product candidates, licensing product candidates, business and financial planning, research and development, seeking regulatory approval for our products, initial commercialization activities for Neutrolin in the European Union and other foreign markets, and maintaining and improving our patent portfolio.

Our executive offices are located at 400 Connell Drive, Suite 5000, Berkeley Heights, NJ 07922. Our telephone number is (908) 517-9500. Our website address is www.cormedix.com. Information contained in, or accessible through, our website does not constitute part of this report.

THE OFFERING

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 14,990,585 shares of our common stock issuable upon the exercise of the following warrants:

●
Series B warrants for 13,873,426 shares of common stock issued to investors in our May 2017 underwritten public offering, with an exercise price of $1.05 per share that expire on August 10, 2022; and

●
Underwriter warrants for 1,117,159 shares issued in our May 2017 underwritten public offering, with an exercise price of $0.9375 per share that expire on August 10, 2022.

Common stock offered by the selling stockholders	14,990,585 shares
Common stock outstanding before the offering (1)	98,827,056 shares
Common stock to be outstanding after the offering (2)	113,817,641 shares
Common stock NYSE American Symbol	CRMD

(1)
Based on the number of shares outstanding as of September 30, 2018.
(2)
Assumes the exercise of all of the warrants for which the underlying shares are being offered by this prospectus.

Use of Proceeds

The 14,990,585 shares issuable upon the exercise of warrants and that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the 14,990,585 shares of common stock currently outstanding and offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We may receive up to a total of $15,614,434 in gross proceeds if all of the warrants are exercised hereunder for cash. However, as we are unable to predict the timing or amount of potential exercises of the warrants, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. It is possible that the warrants may expire and may never be exercised.

After the exercise of any of the warrants, we would not receive any proceeds from the resale of those shares by the selling stockholders because those shares will be sold for the accounts of the selling stockholders named in this prospectus.

We will incur all costs associated with this registration statement and prospectus.

Dividend Policy

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. Further, pursuant to the terms of our Series D, Series E and Series F Non-Voting Convertible Preferred Stock, we may not declare or pay any dividends or make any distributions on any of our shares or other equity securities as long as any of those preferred shares remain outstanding. See “Dividend Policy.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 19, 2018, as amended on April 11, 2018 and July 10, 2018, and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2018, filed on May 15, 2018, and June 30, 2018, filed on August 14, 2018, which descriptions are incorporated in this prospectus by reference in their entirety, as well as in any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

USE OF PROCEEDS

The 14,990,585 shares issuable upon the exercise of currently outstanding warrants that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders named in this prospectus and any prospectus supplement. As a result, all proceeds from the sales of the 14,990,585 shares of common stock issuable upon the exercise of currently outstanding warrants and offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We may receive up to a total of $15,614,434 in gross proceeds if all of the warrants are exercised hereunder for cash. However, as we are unable to predict the timing or amount of potential exercises of the warrants, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. It is possible that the warrants may expire and may never be exercised.

After the exercise of any of the warrants, we would not receive any proceeds from the resale of those shares by the selling stockholders because those shares will be sold for the accounts of the selling stockholders named in this prospectus.

We will incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock offered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiation between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The common stock to be sold by the selling stockholders upon exercise of their warrants is common stock that is issuable upon such exercise. To the extent the common stock underlying the warrants is issued, there will be dilution to the ownership interests of our existing stockholders.

SELLING STOCKHOLDERS

The following table set forth certain information regarding the selling stockholders and the shares of common stock beneficially owned by them, which information is available to us as of September 30, 2018. The selling stockholders may offer the shares under this prospectus and any prospectus supplement from time to time and may elect to sell some, all or none of the shares set forth under this prospectus and any prospectus supplement. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. In addition, a selling stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares of common stock since the date on which the selling stockholder provided information for this table. We have not made independent inquiries about such transfers or dispositions. See the section entitled “Plan of Distribution” beginning on page 9.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934 or the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 98,827,058 shares of our common stock outstanding as of September 30, 2018.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before Any Sale(1)	% of Class	Number of Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Sale of All Shares of Common Stock Pursuant to this Prospectus (2)
				Number of Shares	% of Class
Series B Warrants issued in May 2017
Sabby Healthcare Master Fund, Ltd.	2,574,999	2.54%	2,574,999	-0-	*
Sabby Volatility Warrant Master Fund, Ltd.	1,275,000	1.27%	1,275,000	-0-	*
CVI Investments, Inc.	2,850,000	2.80%	2,850,000	-0-	*
Hudson Bay Master Fund Ltd.	6,650,000	6.54%	2,850,000	3,800,000	3.74%
Elliott Associates LP(3)	10,506,114	9.99%	640,000	10,506,114	9.99%
Elliott International LP(3)	10,506,114	9.99%	1,360,001	10,506,114	9.99%
TMB Pacific Global LLC	14,581	*	6,249	8,332	*
Brian Herman	21,875	*	9,375	12,500	*
Eli Goldschmidt	8,750	*	3,750	5,000	*
Thomas J. Guerin IRA	88,795	*	38,055	50,740	*
Mark Winkler Mark Winkler Appraisal SEP-IRA	19,999	*	8,571	11,428	*
Bill Compton/Sally C. Compton Jt. Ten/WROS	35,000	*	15,000	20,000	*
Geisha Alomar/Lynn Tirado Jt. Ten/WROS	35,000	*	15,000	20,000	*
Loren Estad	35,000	*	15,000	20,000	*
Russel Malsam	19,250	*	8,250	11,000	*
Brian Wolf	22,137	*	9,487	12,650	*
The Kimball Fund	22,138	*	9,488	12,650	*
Robert E. Taylor	22,750	*	9,750	13,000	*
James R. Niemann	21,000	*	9,000	12,000	*
Fox Hollow Holdings Inc.	17,500	*	7,500	10,000	*
Richard Rosenblum	23,333	*	10,000	13,333	*
David Shively	136,500	*	58,500	78,000	*
Fox Run Investments LLC	17,500	*	7,500	10,000	*
Myra C. Vazquez, Roth IRA	43,750	*	18,750	25,000	*
IMS Group LLC	17,500	*	7,500	10,000	*
Peter Lemus IRA	17,500	*	7,500	10,000	*
Ruth A. Beisel Roth IRA	8,750	*	3,750	5,000	*
Nancy Brody	22,750	*	9,750	13,000	*
Aujla Mngmt Srvce Corp	17,500	*	7,500	10,000	*
Thomas J. Loughlin	70,000	*	30,000	40,000	*
Arthur Bregman	14,000	*	6,000	8,000	*
Donald A. Johnson	25,200	*	10,800	14,400	*
Robert J. Costantino	161,000	*	69,000	92,000	*
Avila Family Trust Dtd. 7/23/09 Humberto Avila and Tesse Avila Ttees.	52,500	*	22,500	30,000	*
Jonathan Steinhouse	14,000	*	6,000	8,000	*
Jonathan Steinhouse R/O IRA	17,500	*	7,500	10,000	*
Mordechai Vogel	23,333	*	10,000	13,333	*
Orlando Santa Cruz IRA	246,519	*	105,651	140,868	*
Jimmie H. Harvey	46,550	*	19,950	26,600	*
James E. Cantrell Jr.	233,333	*	100,000	133,333	*
Michael G. Lindley	233,333	*	100,000	133,333	*
POC Capital LLC	23,275	*	9,975	13,300	*
Gary A. Gelbfish(4)	3,952,619	3.93%	1,000,000	2,952,619	2.93%
Scott F. Ansell	23,334	*	10,000	13,334	*
Jason Chalecki	23,333	*	10,000	13,333	*
Wolcot Capital Inc.	35,000	*	15,000	20,000	*
John J. Ewine	280,350	*	120,150	160,200	*
Gary L. Gottschalk Living Trust	133,350	*	57,150	76,200	*
James Reitzner	65,100	*	27,900	37,200	*
Brent W. Hoag	84,000	*	36,000	48,000	*
Paul E. Linthorst IRA	28,875	*	12,375	16,500	*
James G. Newsome Jr.	10,500	*	4,500	6,000	*
Michael R. Pate	52,500	*	22,500	30,000	*
Larry Brandon R/O IRA	106,750	*	45,750	61,000	*
Nathaniel Orme	14,000	*	6,000	8,000	*
Robert Lumbardo and Desiree M. Lumbardo JTWROS	336,000	*	144,000	192,000	*
Timothy C. Davis	45,500	*	19,500	26,000	*

Underwriter Warrants issued in May 2017
OTA LLC(5)	340,733	*	340,733	-0-	*
Noam Rubinstein(5)	351,905	*	351,905	-0-	*
Warberg WF V LP	150,000	*	150,000	-0-	*
Warberg WF VI LP	150,000	*	150,000	-0-	*
Option Opportunities Corp.	62,261	*	62,261	-0-	*
Serenity Now LLC	62,260	*	62,260	-0-	*
TOTAL	32,013,884	23.90%	14,990,585	19,023,300	14.20%

* Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

_________________________

(1)	Except as otherwise disclosed, consists of (i) shares of common stock and (ii) the shares of common stock issuable upon the exercise of the warrants, which warrant shares are offered hereby.
(2)
Assumes that each selling stockholder will sell all of its shares of common stock issuable upon the exercise of their warrants subject to sale pursuant to this prospectus, although in the individual line items we give effect to only the individual sale of that designated number of shares.

(3)
Due to the Ownership Limitation (as defined below), Elliott Associates, L.P. (“Elliott Associates”) may be deemed the beneficial owner of 10,506,114 shares of our common stock through securities held by it and by Manchester Securities Corp., a wholly-owned subsidiary of Elliott Associates (“Manchester”), and Elliott International, L.P. (“Elliott International”), the investment advisor of which is an affiliate of the investment advisor of Elliott Associates. Elliott Associates beneficially holds: (i) 2,833,470 shares of our common stock held by Elliott International, (ii) 1,333,398 shares of our common stock held by Elliott Associates, (iii) May 2013 warrants held by Manchester exercisable for 500,000 shares of our common stock, (iv) 52,500 shares of our Series C-2 non-voting convertible preferred stock held by Elliott Associates convertible into 525,000 shares of our common stock, (v) October 2013 warrants held by Elliott Associates exercisable for 262,500 shares of our common stock, (vi) 97,500 shares of our Series C-2 non-voting convertible preferred stock held by Elliott International convertible into 1,500,000 shares of our common stock, (vii) October 2013 warrants held by Elliott International exercisable for 487,500 shares of our common stock, (viii) 73,962 shares of our Series D non-voting convertible preferred stock held by Manchester convertible into 1,479,240 shares of our common stock, (ix) March 2015 Warrants held by Manchester convertible into 200,000 shares of our common stock, (x) May 2017 Series B warrants held by Elliott International convertible into 1,360,001 shares of our common stock, (xi) May 2017 Series B warrants held by Elliott Associates convertible into 640,000 shares of our common stock, (xii) 89,623 shares of our Series E non-voting convertible preferred stock held by Manchester convertible into 1,959,759 shares of our common stock, (xiii) 1,360 shares of our Series F non-voting convertible preferred stock held by Elliott International convertible into 8,395,062 shares of our common stock (subject to adjustment), (xiv) 640 shares of our Series F non-voting convertible preferred stock held by Elliott Associates convertible into 3,950,617 shares of our common stock (subject to adjustment), (xv) November 2017 warrants exercisable for 384,103 shares of our common stock held by Elliott International, and (xvi) November 2017 warrants exercisable for 180,755 shares of our common stock held by Elliott Associates (the May 2013 warrants, the October 2013 warrants, the March 2015 Warrants, the May 2017 Series B warrants, the November 2017 warrants and all shares of preferred stock shall collectively be referred to herein as the “Convertible Securities”). However, in accordance with Rule 13d-4 under the Exchange Act, the number of shares of our common stock into which the Convertible Securities are convertible or exercisable, as applicable, are limited pursuant to the terms of the Convertible Securities to that number of shares of our common stock which would result in Elliott Associates having aggregate beneficial ownership of, with respect to the May 2013 warrants, the October 2013 warrants, the March 2015 Warrants, the May 2017 Series B warrants, the November 2017 warrants, the Series C-2 preferred stock, the Series D preferred stock, the Series E preferred stock and the Series F preferred stock, 9.99% of the total issued and outstanding shares of our common stock (the "Ownership Limitation"). Elliott Associates disclaims beneficial ownership of any and all shares of our common stock issuable upon any conversion or exercise of the Convertible Securities if such conversion or exercise would cause Elliott Associates’ aggregate beneficial ownership to exceed or remain above the applicable Ownership Limitation (as is currently the case). Therefore, Elliott Associates disclaims beneficial ownership of any shares of our common stock, issuable upon any conversion or exercise of the May 2013 warrants, the October 2013 warrants, the March 2015 Warrants, the May 2017 Series B warrants, the November 2017 warrants, the Series C-2 preferred stock, the Series D preferred stock, the Series E preferred stock and the Series F preferred stock, which conversion of exercise would be prohibited by the Ownership Limitation. The business address of Elliott Associates is 40 West 57th Street, 30th Floor, New York, New York 10019. Based solely on information contained in a Schedule 13D filed with the SEC on November 13, 2017 by Elliott Associates and other information known to us.

(4)
Consists of (i) 2,106,954 shares of our common stock, (ii) 14,000 shares of our common stock held indirectly, (iii) 79,999 shares of our common stock issuable upon the exercise of stock options, (iv) 1,666 shares of our common stock upon issuance of restricted stock units, (v) 500,000 shares of common stock upon conversion of Series C-3 non-voting preferred stock, and (vi) 1,250,000 shares of common stock issuable upon exercise of warrants.

(5)	The selling stockholder is an affiliate of a registered broker-dealer.

Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements.

Certain Relationships and Transactions with the Selling Stockholders

In the last three fiscal years, we had the following transactions with the following selling stockholders.

Elliott Associates, L.P. and Elliott International, L.P.

In September 2014, as part of the removal of anti-dilution, price reset and change of control provisions in various securities that had caused those securities to be classified as derivative liabilities, we entered into a Consent and Exchange Agreement with Manchester, an affiliate of Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), long-term institutional investors in CorMedix, pursuant to which Manchester had a right of 60% participation in equity financings undertaken by us prior to September 15, 2017. Pursuant to this right of participation, Manchester elected partial participation in the equity financing that we closed on May 3, 2017 and invested $2,000,000.

On March 3, 2015, we entered into a backstop agreement with Manchester under which Manchester had agreed to lend us, at our request, up to $3,000,000.  We did not access the loan and the agreement expired on April 30, 2015. We issued two warrants exercisable for an aggregate of up to 283,400 common shares with an exercise price of $7.00 per share and a term of five years as a result of entering into the backstop agreement. Additionally, we granted Manchester the right for as long as it or its affiliates hold any of our common stock or securities convertible into its common stock to appoint up to two members to our board of directors and/or to have up to two observers attend board meetings in a non-voting capacity. As of December 31, 2017, two board members and one observer had been appointed to the board. Our board of directors subsequently elected the observer to the board.

In November 2017, we entered into a securities purchase agreement with Elliott (the “Buyers”) whereby they purchased $3.0 million of a newly issued CorMedix Series F convertible preferred stock at $1,000 per share. Separately, on November 9, 2017, we entered into a backstop agreement with the Buyers to purchase up to an additional $3.0 million of Series F convertible preferred stock at $1,000 per share (the “Backstop Agreement”), at our sole discretion, beginning January 15, 2018, through March 31, 2018. As consideration for the Backstop Agreement, we issued 947,329 warrants, exercisable for three years, to purchase shares of our common stock at a per share exercise price of $0.001. The number of shares issuable under the warrants was determined by the closing price of our common stock on November 8, 2017, which was $0.5278. The number of warrants was subsequently reduced from 947,329 to 564,858 as a result of equity capital raised from our then current ATM program and the sale of common stock to our directors, executive officers and other certain employees totaling $2.4 million. The Series F preferred stock is convertible into common stock at a price of $0.162 per share, which was reduced from $0.6334 pursuant to the terms of the Series F preferred stock and represents a 10% discount to the closing price of the stock on March 31, 2018. The preferred stock became mandatorily convertible on April 2, 2018, subject to certain equity conditions, one of which had not been met as of the date of this prospectus. The Backstop Agreement expired unused.

On April 28, 2017, we entered into an underwriting agreement with H.C. Wainwright & Co., LLC, relating to an underwritten public offering of 16,190,697 shares of our common stock, together with Series A warrants to purchase up to an aggregate of 12,143,022 shares of our common stock and Series B warrants to purchase up to an aggregate of 12,143,022 shares of our common stock, at a price to the public of $0.75 per share and related warrants. Elliott purchased 2,666,668 shares of common stock, Series A warrants to purchase up to 2,000,000 shares (that expired unexercised on September 10, 2018), and Series B warrants to purchase up to 2,000,000 shares of our common stock. The purchase by Elliott was on the same terms as those for all other investors.

On March 19, 2018, the Company entered into a binding term sheet with Elliott Management Corporation for a proposed $3.0 million backstop facility. The proposed backstop facility was available for drawing between April 16, 2018 and July 31, 2018. In view of the DSMB recommendation to terminate the LOCK-IT-100 study for efficacy and our ongoing negotiations with our CRO regarding financial considerations for the interim efficacy analysis of the LOCK-IT-100 study, we determined to not draw down on this facility.

Gary A. Gelbfish, M.D.

On April 28, 2017, we entered into an underwriting agreement with H.C. Wainwright & Co., LLC, relating to an underwritten public offering of 16,190,697 shares of our common stock, together with Series A warrants to purchase up to an aggregate of 12,143,022 shares of our common stock and Series B warrants to purchase up to an aggregate of 12,143,022 shares of our common stock, at a price to the public of $0.75 per share and related warrants. Our director, Gary Gelbfish, purchased 1,333,334 shares of common stock, Series A warrants to purchase up to 1,000,000 shares (that expired unexercised on September 10, 2018), and Series B warrants to purchase up to 1,000,000 shares of our common stock. The purchase by Dr. Gelbfish was on the same terms as those for all other investors.

In December 2017, we issued an aggregate of 624,246 shares of our common stock to our directors and executive officers and to certain of its employees at a per share purchase price of $0.48, which was the market price. This common stock financing reduced the number of shares issuable under the warrants that we were required to issue to the Buyers pursuant to a Backstop Agreement. We realized gross proceeds of approximately $300,000. Dr. Gelbfish purchased 52,083 shares for $25,000 on the same terms as all other purchasers in the offering. The Audit Committee of the Board of Directors approved the purchase by Dr. Gelbfish and the other insiders.

In November 2017, we and Dr. Gelbfish entered into a consulting agreement whereby Dr. Gelbfish assisted in the data quality review for the interim analysis of the Company’s LOCK-IT-100 clinical trial for Neutrolin. Pursuant to the consulting agreement, we paid Dr. Gelbfish $53,080 during the year ended December 31, 2017, and $210,000 in 2018 for his services through June 2018. Under the terms of the consulting agreement, Dr. Gelbfish was compensated at the rate of $800 per hour. The resulting agreement was terminated in September 2018 with no services performed after June 2018.

PLAN OF DISTRIBUTION

We anticipate that the selling stockholders and their pledgees, donees, transferees and other successors-in-interest may sell all or a portion of the shares offered by this prospectus from time to time on securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices reasonably related to the market price or at negotiated prices. Sale of the shares offered by this prospectus may be effected by one or more of the following methods:

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ordinary brokerage transactions and transactions in which the broker solicits purchases.

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sales to one or more brokers or dealers as principal, and resale by those brokers or dealers for their account, including resales to other brokers and dealers.

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block trades in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

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privately negotiated transactions with purchasers.

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an exchange distribution in accordance with the rules of the applicable exchange.

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settlement of short sales entered into after the date of this prospectus.

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a combination of any such methods of sale. or

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any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. No such broker-dealer will receive compensation in excess of that permitted applicable Financial Industry Regulatory Authority, or FINRA, rules. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended (referred to as the Securities Act). Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that agent, dealer or broker-dealer under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are not aware as of the date of this prospectus of any agreements between any selling stockholder and any broker-dealers regarding the sale of the shares offered by this prospectus, although we have made no inquiry in that regard. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any broker, dealer or other agent executing a sell order on behalf of a selling stockholder may be considered to be an underwriter within the meaning of the Securities Act, in which case commissions received by any of these brokers, dealers or agents and profit on any resale of the shares may be considered to be underwriting commissions under the Securities Act.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus.

All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred will be borne by the selling stockholders. We have agreed to indemnify certain of the investors against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

DIVIDEND POLICY

We have never declared dividends on our equity securities, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Further, pursuant to the terms of our Series D, Series E and Series F Non-Voting Convertible Preferred Stock, we may not declare or pay any dividends or make any distributions on any of our shares or other equity securities as long as any of those preferred shares remain outstanding. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board of Directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our Board of Directors.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

Pursuant to our Amended and Restated Certificate of Incorporation, as amended, we are authorized to issue 160,000,000 shares of common stock, $0.001 par value per share. As of September 30, 2018, we had 98,827,058 shares of common stock outstanding.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws. We filed our Amended and Restated Certificate of Incorporation as an exhibit to our registration statement on Form S-1/A filed with the SEC on March 1, 2010, and filed amendments to the Amended and Restated Certificate of Incorporation as exhibits to our registration statement on Form S-1/A filed with the SEC on March 19, 2010, our annual report on Form 10-K filed with the SEC on March 27, 2013, and our current report on Form 8-K filed with the SEC on August 10, 2017. We filed an Amended and Restated Certificate of Designation for each of our Series C-2, C-3, D and E non-voting preferred stock as exhibits to our current report on Form 8-K on September 16, 2014, and the Amended and Restated Certificate of Designation for our Series F non-voting preferred stock on December 11, 2017. We filed our Amended and Restated Bylaws as an exhibit to our quarterly report on Form 10-Q filed with the SEC on May 10, 2016. The summary below is also qualified by provisions of applicable law.

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Issued and Outstanding Preferred Stock

Under the terms of our Amended and Restated Certificate of Incorporation, as amended, our board of directors is authorized to issue up to 2,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. As of September 30, 2018, of the 2,000,000 shares of preferred stock authorized, our board of directors has designated (all with par value of $0.001 per share): 150,000 shares as Series C-2 Non-Voting Convertible Preferred Stock; 200,000 shares as Series C-3 Non-Voting Convertible Preferred Stock; 73,962 shares as Series D Non-Voting Convertible Preferred Stock; 92,440 shares as Series E Non-Voting Convertible Preferred Stock; and 5,000 shares as Series F Non-Voting Convertible Preferred Stock. At September 30, 2018, we had outstanding: 150,000 shares as Series C-2 Non-Voting Convertible Preferred Stock; 104,000 shares as Series C-3 Non-Voting Convertible Preferred Stock; 73,962 shares as Series D Non-Voting Convertible Preferred Stock; 89,623 shares as Series E Non-Voting Convertible Preferred Stock; and 2,000 shares as Series F Non-Voting Convertible Preferred Stock. The Series A Non-Voting Convertible Preferred Stock, Series B Non-Voting Convertible Preferred Stock and Series C-1 Non-Voting Convertible Preferred Stock that were previously designated have all been converted to shares of common stock.

Series C-2 and C-3 Non-Voting Convertible Preferred Stock

The Series C-2 and C-3 Preferred Stock, referred to collectively as the Series C Preferred Stock, have identical rights, privileges and terms, as described below.

Rank. The Series C Preferred Stock will rank:

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senior to our common stock;

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senior to any class or series of capital stock created after the issuance of the Series C Preferred Stock (subject to the Company obtaining any consent, waiver or other authorization from the holders of the Series C-3 Convertible Preferred Stock necessary for the subordination of the Series C-3 Convertible Preferred Stock to the Series F Preferred Stock); and

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junior to the Series D Non-Voting Convertible Preferred Stock, Series E Non-Voting Convertible Preferred Stock and Series F Non-Voting Convertible Preferred Stock (subject to the Company obtaining any consent, waiver or other authorization from the holders of the Series C-3 Convertible Preferred Stock necessary for the subordination of the Series C-3 Convertible Preferred Stock to the Series F Preferred Stock).

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of Series C Preferred Stock is convertible into 10 shares of our common stock (subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications affecting our common stock) at a per share price of $1.00 at any time at the option of the holder, except that a holder will be prohibited from converting shares of Series C Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of Series C Preferred Stock will receive a payment equal to $10.00 per share of Series C Preferred Stock before any proceeds are distributed to the holders of our common stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series C Preferred Stock, holders of Series C Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions.

Voting Rights. Shares of Series C Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of two thirds of the outstanding Series C-2 and Series C-3 Preferred Stock, respectively, will be required to amend the terms of the Series C-2 and C-3 Preferred Stock or the certificate of designation for the Series C-2 and C-3 Preferred Stock, respectively.

Dividends. Holders of Series C Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series C Preferred Stock. Shares of Series C Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing. There is no established public trading market for the Series C Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series C Preferred Stock on any national securities exchange or trading system.

Fundamental Transactions. If, at any time that shares of Series C Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series C Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of a share of common stock.

Debt Restriction. As long as any the Series C-2 Preferred Stock is outstanding, we cannot incur any indebtedness other than indebtedness existing prior to September 15, 2014, trade payables incurred in the ordinary course of business consistent with past practice, and letters of credit incurred in an aggregate amount of $3.0 million at any point in time.

Series D Non-Voting Convertible Preferred Stock

Rank. The Series D Preferred Stock will rank:

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junior to the Series F Non-Voting Convertible Preferred Stock;

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senior to our common stock;

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senior to any class or series of capital stock created after the issuance of the Series D Preferred Stock;

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senior to the Series C-2 Non-Voting Convertible Preferred Stock and the Series C-3 Non-Voting Convertible Preferred Stock; and

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on parity with the Series E Non-Voting Convertible Preferred Stock.

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of Series D Preferred Stock is convertible into 20 shares of our common stock (subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, or reclassifications affecting our common stock ) at a per share price of $0.35 at any time at the option of the holder, except that a holder will be prohibited from converting shares of Series D Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of Series D Preferred Stock will receive a payment equal to $21.00 per share of Series D Preferred Stock on parity with the payment of the liquidation preference due the Series E Preferred Stock, but before any proceeds are distributed to the holders of common stock, the Series C-2 Non-Voting Convertible Preferred Stock and the Series C-3
Non-Voting Convertible Preferred Stock. After the payment of this preferential amount, holders of Series D Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock that participates with the common stock in such distributions.

Voting Rights. Shares of Series D Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series D Preferred Stock will be required to amend the terms of the Series D Preferred Stock or the certificate of designation for the Series D Preferred Stock.

Dividends. Holders of Series D Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series D Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series D Preferred Stock. Shares of Series D Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing. There is no established public trading market for the Series D Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series D Preferred Stock on any national securities exchange or trading system.

Fundamental Transactions. If, at any time that shares of Series D Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series D Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of a share of common stock.

Debt Restriction. As long as any the Series D Preferred Stock is outstanding, we cannot incur any indebtedness other than indebtedness existing prior to September 15, 2014, trade payables incurred in the ordinary course of business consistent with past practice, and letters of credit incurred in an aggregate amount of $3.0 million at any point in time.

Series E Non-Voting Convertible Preferred Stock

Rank. The Series E Preferred Stock will rank:

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junior to the Series F Non-Voting Convertible Preferred Stock;

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senior to our common stock;

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senior to any class or series of capital stock created after the issuance of the Series E Preferred Stock;

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senior to the Series C-2 Non-Voting Convertible Preferred Stock and the Series C-3 Non-Voting Convertible Preferred Stock; and

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on parity with the Series D Non-Voting Convertible Preferred Stock.

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of Series E Preferred Stock is convertible into 21.8667 shares of our common stock (subject to adjustment as provided in the certificates of designation for the Series E Preferred Stock) at a per share price of $0.75 at any time at the option of the holder, except that a holder will be prohibited from converting shares of Series E Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of Series E Preferred Stock will receive a payment equal to $49.20 per share of Series E Preferred Stock on parity with the payment of the liquidation preference due the Series D Preferred Stock, but before any proceeds are distributed to the holders of common stock, the Series C-2 Non-Voting Convertible Preferred Stock and the Series C-3 Non-Voting Convertible Preferred Stock. After the payment of this preferential amount, holders of Series E Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock that participates with the common stock in such distributions.

Voting Rights. Shares of Series E Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series E Preferred Stock will be required to amend the terms of the Series E Preferred Stock or the certificate of designation for the Series E Preferred Stock.

Dividends. Holders of Series E Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series E Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series E Preferred Stock. Shares of Series E Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing. There is no established public trading market for the Series E Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series E Preferred Stock on any national securities exchange or trading system.

Fundamental Transactions. If, at any time that shares of Series E Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series E Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of a share of common stock.

Debt Restriction. As long as any the Series E Preferred Stock is outstanding, we cannot incur any indebtedness other than indebtedness existing prior to September 15, 2014, trade payables incurred in the ordinary course of business consistent with past practice, and letters of credit incurred in an aggregate amount of $3.0 million at any point in time.

Other Covenants. In addition to the debt restrictions above, as long as any the Series E Preferred Stock is outstanding , we cannot, among others things: create, incur, assume or suffer to exist any encumbrances on any of our assets or property; redeem, repurchase or pay any cash dividend or distribution on any of our capital stock (other than as permitted, which includes the dividends on the Series D Preferred Stock and the Series E Preferred Stock); redeem, repurchase or prepay any indebtedness; or engage in any material line of business substantially different from our current lines of business.

Purchase Rights. In the event we issue any options, convertible securities or rights to purchase stock or other securities pro rata to the holders of common stock, then the a holder of Series E Preferred Stock will be entitled to acquire, upon the same terms a pro rata amount of such stock or securities as if the Series E Preferred Stock had been converted to common stock.

Series F Non-Voting Convertible Preferred Stock

Rank. The Series F Preferred Stock will rank:

●
senior to our common stock;

●
senior to any class or series of capital stock created after the issuance of the Series F Preferred Stock; and

●
senior to the Series B Non-Voting Convertible Preferred Stock, the Series C-2 Non-Voting Convertible Preferred Stock, the Series C-3 Non-Voting Convertible Preferred Stock (subject to the us obtaining any consent, waiver or other authorization from the holders of the Series C-3 Convertible Preferred Stock necessary for the subordination of the Series C-3 Convertible Preferred Stock to the Series F Preferred Stock), the Series D Non-Voting Convertible Preferred Stock and the Series E Non-Voting Convertible Preferred Stock;

in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion. Each share of Series F Preferred Stock is convertible into one share of our common stock at a per share price of $0.162 per share (subject to adjustment as provided in the certificates of designation for the Series F Preferred Stock) at any time at the option of the holder, except that a holder will be prohibited from converting shares of Series F Preferred Stock into shares of common stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than 9.99% of the total number of shares of our common stock then issued and outstanding.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, holders of Series F Preferred Stock will receive a payment equal to $1,000.00 per share of Series F Preferred Stock, but before any proceeds are distributed to the holders of common stock, Series B Non-Voting Convertible Preferred Stock, the Series C-2 Non-Voting Convertible Preferred Stock, the Series C-3 Non-Voting Convertible Preferred Stock, the Series D Non-Voting Convertible Preferred Stock and the Series E Non-Voting Convertible Preferred Stock. After the payment of this preferential amount, holders of Series F Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock that participates with the common stock in such distributions.

Voting Rights. Shares of Series F Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series F Preferred Stock will be required to amend the terms of the Series F Preferred Stock or the certificate of designation for the Series F Preferred Stock.

Dividends. Holders of Series F Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series F Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends (other than dividends in the form of common stock) actually paid on shares of the common stock when, as and if such dividends (other than dividends in the form of common stock) are paid on shares of the common stock.

Redemption. We are not obligated to redeem or repurchase any shares of Series F Preferred Stock. Shares of Series F Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing. There is no established public trading market for the Series F Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series F Preferred Stock on any national securities exchange or trading system.

Fundamental Transactions. If, at any time that shares of Series F Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series F Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of a share of common stock.

Debt Restriction. As long as any the Series F Preferred Stock is outstanding, we cannot incur any indebtedness other than indebtedness existing prior to November 9, 2017, trade payables incurred in the ordinary course of business consistent with past practice, and letters of credit incurred in an aggregate amount of $3.0 million at any point in time.

Other Covenants. In addition to the debt restrictions above, as long as any the Series F Preferred Stock is outstanding , we cannot, among others things: create, incur, assume or suffer to exist any encumbrances on any of our assets or property; redeem, repurchase or pay any cash dividend or distribution on any of our capital stock (other than as permitted, which includes the dividends on the Series D Preferred Stock and the Series E Preferred Stock); redeem, repurchase or prepay any indebtedness; or engage in any material line of business substantially different from our current lines of business.

Purchase Rights. In the event we issue any options, convertible securities or rights to purchase stock or other securities pro rata to the holders of common stock, then a holder of Series F Preferred Stock will be entitled to acquire, upon the same terms a pro rata amount of such stock or securities as if the Series F Preferred Stock had been converted to common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

We act as our own transfer agent and registrar for the Series C-2, C-3, D, E and F Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

Certain provisions of the Delaware General Corporation Law, or DGCL, and our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

●
the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

●
when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and certain shares owned by employee benefits plans; or

●
on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized by the affirmative vote of at least 66 2/3% of the voting stock of the corporation at an annual or special meeting of stockholders.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

The existence of Section 203 of the DGCL would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Charter Documents

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company. First, our Amended and Restated Bylaws limit who may call special meetings of the stockholders, such meetings may only be called by the chairman of the board, the chief executive officer, the board of directors or holders of an aggregate of at least 15% of our outstanding shares entitled to vote. Second, our Amended and Restated Certificate of Incorporation does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Third, our Amended and Restated Bylaws provide that the number of directors on our board, which may range from five to nine directors, shall be exclusively fixed by our board, which has set the current number of directors at six. Fourth, newly created directorships resulting from any increase in our authorized number of directors and any vacancies in our board resulting from death, resignation, retirement, disqualification or other cause (including removal from office by a vote of the shareholders) will be filled by a majority of our board then in office. Finally, our Amended and Restated Bylaws establish procedures, including 90-day advance notice requirement, with regard to the nomination of candidates for election as directors and stockholder proposals. These and other provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control or management of our company.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The financial statements of CorMedix Inc. as of December 31, 2017 and 2016 and for the years then ended, have been incorporated herein by reference in reliance on the report (which report includes an emphasis of matter paragraph as to the substantial doubt regarding our company’s ability to continue as a going concern) of Friedman LLP, independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on the NYSE American, and you can read and inspect our filings at the offices of the NYSE American at 20 Broad Street, New York, NY 10005.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act, with the SEC with respect to the securities being offered pursuant to this prospectus and any prospectus supplement. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus and any prospectus supplement. Statements in this prospectus and any prospectus supplement regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC pursuant to Section 13 of the Exchange Act on March 19, 2018;

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our first amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC pursuant to Section 13 of the Exchange Act on April 11, 2018;

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our second amendment to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the SEC pursuant to Section 13 of the Exchange Act on July 10, 2018;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC pursuant to Section 13 of the Exchange Act on May 15, 2018;

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our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC pursuant to Section 13 of the Exchange Act on August 14, 2018;

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our Current Reports on Form 8-K, filed with the SEC pursuant to Section 13 of the Exchange Act on February 20, February 26, February 27, March 22, April 27, May 29, June 19, June 20, June 26, July 6, July 25, August 31 and September 24, 2018;

●
the description of our common stock contained on Form 8-A (File No. 333-163380) filed with the SEC on March 19, 2010, including any amendment or report filed for the purpose of updating such description; and

●
our definitive proxy statement on Schedule 14A for the 2017 annual meeting of stockholders, filed with the SEC pursuant to Section 14 of the Exchange Act on April 24, 2017.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date this offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus and any prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus and any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus and any prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus and any prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to CorMedix, Inc., Attention: Secretary, 400 Connell Drive, Suite 5000, Berkeley Heights, New Jersey 07922, (908) 517-9500.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement or incorporated by reference in this prospectus and any prospectus supplement. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

We estimate that expenses payable by us in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$2,725
Legal fees and expenses	20,000*
Accounting fees and expenses	15,000*
Printing expenses	5,000*
Miscellaneous	2,275*
Total	45,000*

 *Estimated as permitted under Rule 511 of Regulation S-K.

Item 15.    Indemnification of Directors and Officers.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to the DGCL, our Amended and Restated Certificate of Incorporation, as amended provides that no director will be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Our Amended and Restated Bylaws provide that we will generally indemnify our directors, officers, employees or agents to the fullest extent permitted by the law against all losses, claims, damages or similar events. We have obtained liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of our company.

Item 16. Exhibits.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith
1.1	At Market Issuance Sales Agreement, dated March 9, 2018, between CorMedix Inc. and B. Riley FBR, Inc.	S-3	3/09/2018	1.1
3.1	Form of Amended and Restated Certificate of Incorporation.	S-1/A	3/01/2010	3.3
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated February 24, 2010.	S-1/A	3/19/2010	3.5
3.3	Form of Amended and Restated Bylaws as amended April 19, 2016.	10-Q	5/10/2016	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated December 3, 2012.	10-K	3/27/2013	3.3
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated August 9, 2017.	8-K	8/10/2017	3.1
3.6	Certificate of Designation of Series A Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on February 18, 2013, as corrected on February 19, 2013.	8-K	2/19/2013	3.3
3.7	Certificate of Designation of Series B Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on July 26, 2013.	8-K	7/26/2013	3.4
3.8	Certificate of Designation of Series C-1 Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on October 21, 2013.	8-K	10/23/2013	3.5
3.9	Amended and Restated Certificate of Designation of Series C-2 Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on September 15, 2014.	8-K	9/16/2014	3.15
3.10	Amended and Restated Certificate of Designation of Series C-3 Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on September 15, 2014.	8-K	9/16/2014	3.16
3.11	Amended and Restated Certificate of Designation of Series D Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on September 15, 2014.	8-K	9/16/2014	3.17
3.12	Amended and Restated Certificate of Designation of Series E Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on September 15, 2014.	8-K	9/16/2014	3.18
3.13	Amended and Restated Certificate of Designation of Series F Non-Voting Convertible Preferred Stock of CorMedix Inc., filed with the Delaware Secretary of State on December 11, 2017.	8-K	12/11/2017	3.1
4.1	Specimen of Common Stock Certificate.	S-1/A	3/19/2010	4.1
4.2	Form of Warrant issued on February 19, 2013.	8-K	2/19/2013	4.13
4.3	Form of Warrant issued to ND Partners on April 11, 2013.	10-Q	5/15/2013	4.18
4.4	Form of Warrant issued on July 30, 2013.	8-K	7/26/2013	4.21
4.5	Form of Warrant issued on October 22, 2013.	8-K	10/18/2013	4.22
4.6	Form of Warrant issued on January 8, 2014.	8-K	1/09/2014	4.23
4.7	Form of Warrant issued on March 10, 2014	8-K	03/05/2014	4.24
4.8	Warrant issued March 3, 2015.	8-K	03/04/2015	4.1
4.9	Amended and Restated Warrant originally issued March 24, 2010.	8-K	03/04/2015	4.2
4.10	Amended and Restated Warrant originally issued May 30, 2013.	8-K	03/04/2015	4.3
4.11	Registration Rights Agreement, dated March 3, 2015, by and between CorMedix Inc. and Manchester Securities Corp.	8-K	03/04/2015	4.5
4.12	Form of Series A Warrant to Purchase Common Stock of CorMedix Inc. issued on May 3, 2017.	8-K	5/03/2017	4.1
4.13	Form of Series B Warrant to Purchase Common Stock of CorMedix Inc. issued on May 3, 2017.	8-K	5/03/2017	4.2
4.14	Form of Underwriter’s Warrant to Purchase Common Stock of CorMedix Inc., issued May 3, 2017.	8-K	5/03/2017	4.3
4.15	Form of Warrant issued on November 16, 2017.	8-K	11/13/2017	4.15
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.
23.1	Consent of Friedman LLP, Independent Registered Accounting Firm.				x
23.3	Consent of Wyrick Robbins Yates & Ponton LLP (included as part of Exhibit 5.1).				x
24.1	Power of Attorney (included in the signature page hereto).				x

(b)           Financial statement schedule.

None.

Item 17. Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on October 15, 2018.

CORMEDIX INC.

By:	/s/ Khoso Baluch
Khoso Baluch
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of CorMedix Inc., do hereby constitute and appoint Khoso Baluch and Robert Cook, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Khoso Baluch	Director and Chief Executive Officer (Principal Executive Officer)	October 15, 2018
Khoso Baluch

/s/ Robert Cook	Chief Financial Officer (Principal Fiancial Officer and Principal Accounting Officer)	October 15, 2018
Robert Cook

/s/ Janet Dillione	Director	October 15, 2018
Janet Dillione

	Director	October [__], 2018
Gary Gelbfish

/s/ Steven Lefkowitz	Director	October 15, 2018
Steven Lefkowitz

/s/ Myron Kaplan	Director	October 15, 2018
Myron Kaplan

/s/ Mehmood Khan	Director	October 15, 2018
Mehmood Khan

S-4